Exhibit 8.3.23

                  Certified List of MainStreet Security Holders

                                 [See Attached]


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                  CERTIFIED LIST OF MAINSTREET SECURITY HOLDERS


         PERSONALLY appeared before me ROBERT G. RIDDETT, JR. and A. WAYNE JOHNSON who first being duly sworn, depose and say that:

         1. Robert G. Riddett, Jr. and A. Wayne Johnson are the President and Secretary, respectively, of MainStreet Healthcare Corporation ("MainStreet"), and as such have access to, and knowledge of, the business records of MainStreet.

         2. The identity of the holders of the securities of MainStreet, and a description of such holdings, as of March 31, 1998, is set forth on Schedule A attached hereto.

         3. This Certified List of Mainstreet Security Holders is being delivered to UCI Medical Affiliates of Georgia, Inc. ("UCI of GA") pursuant to
Section 8.3.23 of that certain Acquisition Agreement and Plan of Reorganization by and between among others UCI of GA and MainStreet, dated February 9, 1998 (the "Acquisition Agreement"), and may be relied upon by UCI of GA.

         4. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement.

         Executed as of the 31st day of March, 1998.



                                               _________________________________
                                               Robert G. Riddett, Jr., President


                                               _________________________________
                                               A. Wayne Johnson, Secretary


Sworn to me this
31st day of March, 1998

_______________________
Notary Public For__________________
My Commission Expires:___________



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                                   SCHEDULE A

                            List of Security Holders